EXHIBIT 1

                        SHARE SALE AND PURCHASE AGREEMENT

                            Dated as of June 17, 1999

                                  By and Among

                        ATLAS RECREATIONAL HOLDINGS, INC.

                               NEWTON C. KINDLUND
                               JOANNE M. KINDLUND,


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                                TABLE OF CONTENTS

ARTICLE I
DEFINITIONS....................................................................1
                  1.       Definitions.........................................1

ARTICLE II
TRANSFER AND ISSUANCE OF STOCK.................................................4
                  2.1      Sale By Selling Shareholders........................4
                  2.2      Transfer of Funds...................................4
                  2.3      Closing.............................................4
                  2.4      Equity Participation at Closing.....................4

ARTICLE III
REPRESENTATIONS OF THE CONTROLLING SHAREHOLDERS................................5
                  3.       Representations of the Selling Shareholders.........5
                           3.1      Existence and Good Standing................5
                           3.2      Capital Stock..............................5
                           3.3      Due Authorization; Enforceability..........6
                           3.4      Subsidiaries...............................6
                           3.5      Financial Statements and No Material
                                       Changes. ...............................6
                           3.6      Books and Records..........................7
                           3.7      Title to Properties........................7
                           3.8      Status of the Company......................8
                           3.9      Owned Real Property; Leases................8
                           3.10     Material Contracts.........................8
                           3.11     Consents and Approvals; No Violations......8
                           3.12     Litigation.................................9
                           3.13     Taxes.....................................10
                           3.14     Liabilities...............................10
                           3.15     Insurance.................................10
                           3.16     Intellectual Properties...................11
                           3.17     Compliance with Laws......................11
                           3.18     No Changes Since Balance Sheet Date.  ....11
                           3.19     Disclosure................................12
                           3.20     Brokers'or Finders' Fees..................12
                           3.21     SEC Filings...............................13
                           3.22     Consents of Distributors, Suppliers
                                       and Manufacturers......................13


                                      (i)
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ARTICLE IV
REPRESENTATIONS OF ATLAS......................................................13
                  4.       Representations of Atlas...........................13
                           4.1      Existence and Good Standing of Atlas; Power
                                    and Authority.............................13
                           4.2      Consents and Approvals; No Violations.....13
                           4.3      Purchase for Investment...................14
                           4.4      Brokers' or Finders' Fees.................14

ARTICLE V
SPECIAL PROVISIONS............................................................14
                           5.1      Voting Trust..............................14
                           5.2      ..........................................14
                           5.3      Consulting Services.......................15

ARTICLE VI
CONDITIONS TO ATLAS'S OBLIGATIONS.............................................15
                  6.       Conditions to Atlas's Obligations..................15
                           6.1      Truth of Representations and Warranties...15
                           6.2      Performance of Agreements.................15
                           6.3      Opinions of the Selling Shareholders......15
                           6.4      No Material Adverse Change................16
                           6.5      No Litigation Threatened..................16
                           6.6      Governmental Approvals....................16
                           6.7      Resignation of Directors and Officers.....16
                           6.8      Proceedings...............................16

ARTICLE VII
CONDITIONS TO THE SELLING SHAREHOLDERS........................................16
                  7.       Conditions to the Selling Shareholders'
                              Obligations.....................................16
                           7.1      Truth of Representations and Warranties...16
                           7.2      Performance of Agreements.................17
                           7.3      Governmental Approvals....................17
                           7.4      Proceedings...............................17

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..................................17
                  8.       ...................................................17
                           8.1      Indemnification...........................17
                           8.2      Third Party Claims........................18

                                      (ii)
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ARTICLE IX
TERMINATION AND ABANDONMENT...................................................18
                  9.1      Termination........................................19
                  9.2      Effect of Termination..............................19

ARTICLE X
ARBITRATION...................................................................19
                  10.1     Nature of the Dispute..............................19
                  10.2     Rules of Arbitration...............................19
                  10.3     Arbitration Procedure..............................19
                  10.4     Location; Language.................................20
                  10.5     Binding Decision and Award.........................20

ARTICLE XI
MISCELLANEOUS.................................................................20
                  11.1     Expenses...........................................20
                  11.2     Governing Law......................................20
                  11.3     Publicity..........................................20
                  11.4     Notices............................................21
                  11.5     Parties in Interest................................22
                  11.6     Counterparts.......................................22
                  11.7     Entire Agreement...................................22
                  11.8     Amendments.........................................22
                  11.9     Severability.......................................22
                  11.10    Third Party Beneficiaries..........................22

                                LIST OF SCHEDULES

Schedule 3.4               List of Subsidiaries
Schedule 3.11              Required Consents and Approvals
Schedule 3.15              List of Insurance Coverages
Schedule 3.16              List of Intellectual Property

Consulting Agreements (Proposed)


                                     (iii)

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                        SHARE SALE AND PURCHASE AGREEMENT

     SHARE SALE AND PURCHASE AGREEMENT ("this Agreement") dated as of June 10, 1999, by and among:

     (a) Atlas Recreational Holdings, Inc., a Florida corporation, organized under the laws of the State of Florida ("Atlas"),

     (b) Newton C. Kindlund and Joanne M. Kindlund (the "Selling Shareholders" or "Sellers").

                              W I T N E S S E T H:

     WHEREAS, the Selling Shareholders collectively and beneficially own 4,405,192 ordinary shares, par value $.01 per share of the Company (2,202,596 by Newton C. Kindlund and Joanne Kindlund each and the balance by Affiliated Persons), comprising approximately 61.5% of the issued and outstanding share capital of Holiday RV Superstores, Inc. (the "Company");

     WHEREAS, Atlas wishes to acquire from the Selling Shareholders 4,158,244, shares of common stock of the Company (the "Shares"); and

     WHEREAS, it is the intention of the parties that, upon the consummation of the transactions contemplated by this Agreement, (i) Atlas shall, hold approximately 58% of the total capital stock of the Company and (ii) the Selling Shareholders shall own approximately 3.5% of the capital stock of the Company.

     NOW, THEREFORE, IT IS AGREED:

                                    ARTICLE I
                                   DEFINITIONS

     1. DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "AFFILIATE" shall mean, with respect to any person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person, and (ii) the spouse, siblings, parent, child or other immediate family member of such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management


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and policies of such Person, whether through the ownership of voting securities or partnership interests, by agreement or otherwise.

     "ATLAS" shall have the meaning ascribed to it in the preamble of this Agreement.

     "BALANCE SHEET" shall have the meaning assigned to such term in Section
3.5.

     "BALANCE SHEET DATE" shall have the meaning assigned to such term in
Section 3.5.

     "CASH PURCHASE OF SHARES" shall have the meaning assigned to such term in
Section 2.1.

     "CLOSING shall have the meaning assigned to such term in Section 2.3.

     "CLOSING DATE" shall have the meaning assigned to such term in Section 2.3.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

     "COMPANY" shall have the meaning assigned to such term in the preamble to this Agreement.

     "COMPANY OPTIONS" shall have the meaning assigned to such term in Section 3.2.

     "COMPANY ORDINARY SHARES" shall mean the Company's common shares, with .01 par value.

     "COMPANY PROPERTY" shall mean any real property and improvements owned (directly, indirectly, or beneficially), leased, used, operated or occupied by the Company and its subsidiaries.

     "CONDITION" of any Person shall mean the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of such Person.

     "DISPUTE" shall have the meaning assigned to such term in Section 10.1.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

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     "ERISA AFFILIATE" shall mean each person (as defined in Section 3(9) of
ERISA) which together with the Company or a subsidiary of the Company would be deemed to be a "single employer" (i) within the meaning of Section 414(b),(c),
(m) or (o) of the Code or (ii) as a result of the Company or a subsidiary of the Company being or having been a general partner of such person.

     "INDEMNIFIED PARTY" shall have the meaning assigned to such term in Section 8.3.

     "INDEMNIFYING PARTY" shall have the meaning assigned to such term in
Section 8.3.

     "INFORMATION STATEMENT" means the Information Statement provided by the Company to shareholders in connection with the Notice of Annual Meeting of Shareholders dated April 8, 1999 for the meeting to be held on May 17, 1999.

     "INTELLECTUAL PROPERTY" shall mean domestic and foreign patents, patent applications, registered and unregistered trademarks, trade names, internet domain names and service marks, registered and unregistered copyrights, computer software programs, data bases, inventions, trade secrets and proprietary information of any type, whether or not written.

     "LIENS" shall mean liens, security interests, options, rights of first refusal, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

     "LOSS" shall have the meaning assigned to such term in Section 8.1.

     "PERMITTED LIENS" shall mean (i) Liens reflected in the Balance Sheet, (ii) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or such subsidiary.

     "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a government or any department or agency thereof.

     "PLAN" shall mean any "employee benefit plan" as defined in Section 3(3) of ERISA subject to Title I of ERISA or any "plan" subject to Section 4975 of the Code."

     "PURCHASER INDEMNIFIED PARTY" shall have the meaning assigned to such term in Section 8.2.

     "RETURNS" shall have the meaning assigned to such term in Section 3.13(a).

                                       3
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     "SEC FILINGS" means all documents, including 10K's, 10Q's, 8K's, and
Information Statements filed by the Company with the Securities Exchange.

     "SELLING SHAREHOLDERS" shall have the meaning assigned to such term in the preamble to this Agreement.

     "SHARES" shall have the meaning assigned to such term in Section 2.1.

     "SUBSIDIARIES" means those wholly-owned subsidiary corporations of the Company as set forth in Schedule 3.4 attached hereto.

     "TAXES" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, value added, withholding and other taxes, assessments, charges, duties, import, export or other custom duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

     "VOTING TRUST" shall have the meaning assigned to such term in Section 5.1.

                                   ARTICLE II
                         TRANSFER AND ISSUANCE OF STOCK

     2.1 SALE BY SELLING SHAREHOLDERS. Upon the terms and subject to the conditions set forth in this Agreement the Selling Shareholders agrees to sell to Atlas, and Atlas, agrees to purchase, on the Closing Date, 4,158,224 Shares for a purchase price of US$14,000,000 ("Cash Purchase of Shares").

     2.2 TRANSFER OF FUNDS. On the Closing Date, the amounts payable pursuant to the Cash Purchase of Shares shall be transferred by wire transfer of immediately available funds to the account or accounts identified by the Selling Shareholders on or before 2:00 pm June 22, 1999.

     2.3 CLOSING. The transfers, exchanges and issuance of stock referred to in Sections 2.1 (the "Closing") shall take place at 2:00 P.M. at the offices of the Company in Orlando, Florida on June 30th, 1999. Such date is herein referred to as the "Closing Date."

     2.4 EQUITY PARTICIPATION AT CLOSING. Upon the consummation of the transactions agreed to by the parties in Sections 2.1 above, the Share ownership of Atlas and the Selling Shareholders
                                       4
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in the Company shall be 4,158,244 Shares for Atlas (the "Shares") and 246,948
shares for the Selling Shareholders (the "Returned Shares").

                                   ARTICLE III
                 REPRESENTATIONS OF THE CONTROLLING SHAREHOLDERS

     3. REPRESENTATIONS OF THE SELLING SHAREHOLDERS. Each of the Selling Shareholders, the Selling Shareholders, jointly and severally, represents and warrants as follows:

     3.1 EXISTENCE AND GOOD STANDING. To the best of the Selling Shareholders knowledge and belief, the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has the power to own its property and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the Condition of the Company.

     3.2 CAPITAL STOCK. To the best of the Selling Shareholders knowledge and belief, the Company has an authorized capitalization consisting of 10,000,000 ordinary shares, with .01 par value, of which 7,186,500 shares are issued and are outstanding (excluding treasury stock that has been redeemed by the Company). The Company does not have any other class of capital stock. Prior to Closing, all of the issued and outstanding Shares are owned beneficially and of record by the Persons and in the proportions set forth of SCHEDULE 3.2 attached hereto, free and clear of all Liens. All outstanding Company shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as described above and except for options described in the Company's Information Statement, no shares of capital stock of the Company are authorized, issued or outstanding and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock of the Company, pursuant to which the Company is or may become obligated to issue or purchase shares of the capital stock of the Company or any securities convertible into, exchanged for, or evidencing the right to subscribe for, any shares of the capital stock of the Company (the "Company Options"). The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter.

                                       5
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     3.3 DUE AUTHORIZATION; ENFORCEABILITY.

     (a) Each of the Selling Shareholders has the requisite corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery of this Agreement by each of the Selling Shareholders and the performance of their obligation hereunder have been duly authorized and approved by them and no other corporate or shareholder action on the part of each of the Selling Shareholders is necessary to authorize the execution delivery and performance of this Agreement by each of the Selling Shareholders. This Agreement has been duly executed and delivered by each of the Selling Shareholders and, assuming due execution of this Agreement and such other Transaction Document by each other party thereto, is a valid and binding obligation of each of the Selling Shareholders enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the enforceability of creditors' rights generally and by general equitable principles.

     (b) The transfer and issuance, as appropriate, of the Shares pursuant to Sections 2.1 will vest in Atlas, valid title thereto, free and clear of any and all Liens or other adverse claims. The Shares, upon transfer to and issuance and delivery to Atlas, will be duly authorized and validly issued, fully paid and nonassessable and shall not be subject to or issued in violation of any preemptive rights.

     3.4 SUBSIDIARIES. To the best of the Selling Shareholders knowledge and belief, the Company owns 100% of the outstanding capital stock if those companies disclosed on Schedule 3.4 attached hereto (the "Subsidiaries") or as outlined in 1998 10K.

     3.5 FINANCIAL STATEMENTS AND NO MATERIAL CHANGES.

     (a) The Selling Shareholders have heretofore furnished Atlas with the balance sheets of the Company as of October 31, 1998, 1997 and 1996, respectively, and the related consolidated statements of income, and cash flows for the years then ended, the most recent statement certified by as set forth therein, and the unaudited balance sheet of the Company as at April 30, 1999 and the related unaudited draft consolidated statements of income, and cash flows for the 6-months then ended (the consolidated balance sheet of the Company as at April 30, 1999 (the "Balance Sheet Date") is hereinafter referred to as the "Balance Sheet"). To the best of the Selling Shareholders knowledge and belief, such financial statements, including the footnotes thereto, except as indicated therein, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated.

     (b) To the best of the Selling Shareholders knowledge and belief, the Balance Sheet fairly presents, in all material respects, the financial condition of the Company and its subsidiaries at the date thereof and, except as indicated therein, reflects all claims against and all debts and liabilities of the Company and its subsidiaries, fixed or contingent, as at the date thereof and the related statements of income, and cash flows fairly present, the results of the operations of the Company and its subsidiaries and the changes in their financial position for the period indicated.

     (c) To the best of the Selling Shareholders knowledge and belief, subject to normal year-end adjustments and the absence of footnotes thereto, the Balance Sheet fairly presents the financial position of the Company and its subsidiaries as of the date thereof and reflects all material claims and all material debts and liabilities of the Company and its subsidiaries, fixed or contingent, as of the date thereof and the related statements of income, and cash flows fairly present the results of operations and cash flows of the Company and its subsidiaries and the changes in their financial position for the periods indicated. Such other balance sheets of the Company referred to in (a) above fairly present the financial condition of the Company and its subsidiaries at the respective dates thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of the Company and its subsidiaries, fixed or contingent, as at the respective dates thereof, and the related statements of income, and cash flows fairly present the results of the operations of the Company and its subsidiaries and the changes in their financial position for the periods indicated. Since the Balance Sheet Date there has been (x) no material adverse change in the Condition, of the Company or its subsidiaries and (y) no change in the Condition of the Company or its subsidiaries except in the ordinary course of business; and, to the best knowledge of each of the Selling Shareholders, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

     3.6 BOOKS AND RECORDS. To the best of the Selling Shareholders knowledge and belief, the respective minute books of the Company and the Subsidiaries, as previously made available to Atlas and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the respective shareholders and Boards of Directors of the Company and the subsidiaries. The Company nor its subsidiaries have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

     3.7 TITLE TO PROPERTIES. To the best of the Selling Shareholders knowledge and belief, except for properties and assets reflected in the Balance Sheet, or acquired since the Balance Sheet Date, which have been sold or otherwise disposed of in the ordinary course of business, the Company and/or its subsidiary has good, valid and marketable title to (a) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the Balance Sheet, except as indicated in the notes thereto, and (b) all of the properties and assets purchased or otherwise acquired by the Company or any subsidiary of the Company since the Balance Sheet Date, in each case free and clear of all Liens except Permitted Liens. All of the tangible personal property owned by the Company (and/or its Subsidiaries) and used in its business is in good operating condition and repair, ordinary wear and tear excepted, and, in the aggregate, is adequate and suitable for the purposes for which it is presently being used.

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


     3.8 STATUS OF THE COMPANY To the best of the Selling Shareholders knowledge and belief, the Company has not conducted any business, incurred any indebtedness, liability or obligation, entered into any contract or arrangement, made any commitment or engaged in any activity prior to the Closing Date other than in the ordinary course of business.

     3.9 OWNED REAL PROPERTY; LEASES. To the best of the Selling Shareholders knowledge and belief, the SEC Filings reflect an accurate and complete list of all Company owned and leased real estate, together with any other material leases of personal property (including those of the Subsidiaries). Each lease as described therein is in full force and effect; all rents and additional rents due to date on each such lease have been paid; subject to applicable adjustments for taxes and insurances, in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the transfer and issuance of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. The Company has not violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge of the Selling Shareholders, all of the covenants to be performed by any other party under any such lease have been fully performed. The property owned and leased by the Company and each subsidiary of the Company is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

     3.10 MATERIAL CONTRACTS. To the best of the Selling Shareholders knowledge and belief, all material contracts affecting the Company and/or its Subsidiaries are described in the SEC Filings.

     Except as disclosed therein, each contract or agreement is in full force and effect and there exists no material default or event of default or event, occurrence, condition or act (including the transfer and issuance of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default thereunder. Neither the Company nor any subsidiary of the Company has violated any of the terms or conditions of any contract or agreement in any material respect, and, to the best knowledge of each of the Selling Shareholders all of the covenants to be performed by any other party thereto have been fully performed in all material respects.

     3.11 CONSENTS AND APPROVALS; NO VIOLATIONS.

     (a) Other than as set forth on SCHEDULE 3.11 attached hereto, the execution and delivery of this Agreement by each of the Selling Shareholders and the consummation by each of the Selling Shareholders of the transactions contemplated hereby will not: (1) violate any provision of the certificate of incorporation or by-laws (or other similar organizational document) of the Company or any of the Company's subsidiaries; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to any of the Selling Shareholders, the Company or any of the Company's subsidiaries or by which any of their respective properties or assets may be bound; (3) require any of the Selling Shareholders, to make or obtain any filing with or permit, consent or approval of or give any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which any of the Selling Shareholders, or the Company is a party, or by which it or any of their respective properties or assets is bound except in the case of clauses (3) and (4) above, for such filings, permits, consents, approvals, notices, breaches or conflicts which would not have a material adverse effect on (i) the Condition of the Company and its subsidiaries, taken as a whole, or (ii) the ability of each of the Selling Shareholders to consummate the transactions contemplated hereby or to perform his obligations hereunder.

     (b) Other than as set forth on SCHEDULE 3.11 attached hereto, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the certificate of incorporation or by-laws (or other similar organizational documents) of the Company or any of the Company's subsidiaries;
(2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of the Company's subsidiaries or by which any of their respective properties or assets may be bound; (3) require the Company or any of the Company's subsidiaries to make or obtain any filing with or permit, consent or approval of or give any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of the Company's subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of the Company' subsidiaries is a party, or by which the Company or any of the Company's subsidiaries or any of their respective properties or assets is bound except in the case of clauses (3) and
(4) above, for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which would not have a material adverse effect on (i) the Condition of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder.

     3.12 LITIGATION. To the best of the Selling Shareholders knowledge and belief, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge of any of the Selling Shareholders) any governmental or other instrumentality or agency, pending, or, to the best knowledge of any of the Selling Shareholders, threatened, against or affecting the Company or the Subsidiaries, or any of their properties or rights which would materially adversely affect the right or ability of the Company or any of its Subsidiaries to carry on their respective business as now conducted, or to own their respective assets, or which would materially adversely affect the Condition of the Company and its subsidiaries, taken as a whole; and none of the Selling Shareholders know of any valid basis for any such action, proceeding or investigation. Neither the Company is subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on the Condition of the Company.

     3.13 TAXES.

     (a) TAX RETURNS. To the best of the Selling Shareholders knowledge and belief, the Company has timely filed or caused to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes ("Returns") that are required to be filed by, or with respect to the Company on or prior to the Closing Date. Such Returns have accurately reflected and will accurately reflect all liabilities for Taxes of the Company and of each of the Company for the periods covered thereby.

     (b) PAYMENT OF TAXES. To the best of the Selling Shareholders knowledge and belief, all Taxes and Tax liabilities of the Company and of each of the Company's subsidiaries for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Period") have been timely paid or accrued and adequately disclosed and fully provided for on the books and records of the Company and of each of the Subsidiaries.

     (c) To the best of the Selling Shareholders knowledge and belief, all Taxes which any of the Company or any of the Company's subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

     3.14 LIABILITIES. To the best of the Selling Shareholders knowledge and belief, neither the Company nor any of its subsidiaries has any outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Balance Sheet or referred to in the footnotes thereto, other than liabilities to trade creditors incurred subsequent to the Balance Sheet Date in the ordinary course of business not involving borrowings by the Company or any subsidiary of the Company. Neither the Company nor any of its subsidiaries is in default in respect of the terms or conditions of any indebtedness.

     3.15 INSURANCE. To the best of the Selling Shareholders knowledge and belief, set forth on SCHEDULE 3.15 attached hereto is a complete list of insurance policies which the Company and its subsidiaries maintain with respect to their businesses, properties or employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company, its subsidiaries and their property and assets are normally exposed in the operation of their respective businesses. Since December 31, 1998, there has not been any material adverse change in the Company's or any subsidiary's relationship with its insurers or in the premiums payable pursuant to such policies.

     3.16 INTELLECTUAL PROPERTIES. To the best of the Selling Shareholders knowledge and belief, the operation of the business of the Company and its subsidiaries requires no rights under Intellectual Property other than rights under Intellectual Property listed on SCHEDULE 3.16 attached hereto and rights granted to the Company and its subsidiaries pursuant to agreements listed on
SCHEDULE 3.16. Within the six year period immediately prior to the date of this Agreement, the business of the Company and its subsidiaries made use of no Intellectual Property rights other than rights under Intellectual Property listed on SCHEDULE 3.16 and rights granted to the Company and its subsidiaries pursuant to agreements listed on SCHEDULE 3.16. Except as otherwise set forth on
SCHEDULE 3.16, the Company and its subsidiaries own all right, title and interest in and full legal, equitable and beneficial ownership of the Intellectual Property listed on SCHEDULE 3.16 including, without limitation, exclusive rights to use, sell, transfer, assign and license the same. Each item of Intellectual Property listed on SCHEDULE 3.16 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on SCHEDULE 3.16, no claim adverse to the interests of the Company and its subsidiaries in the Intellectual Property or agreements listed in SCHEDULE 3.16 has been made or threatened in litigation or otherwise and no basis exists for such claim. To the best knowledge of each of the Selling Shareholders, no Person has infringed or otherwise violated the Company's or any of its subsidiaries' right in any of the Intellectual Property or agreements listed on SCHEDULE 3.16. Except as set forth on SCHEDULE 3.16, no litigation is pending wherein the Company or any of its subsidiaries is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. No such claim has been asserted or threatened against the Company, nor, to the best knowledge of each of the Selling Shareholders, are there any facts that would give rise to such a claim.

     3.17 COMPLIANCE WITH LAWS. To the best of the Selling Shareholders knowledge and belief, the Company is in compliance in all material respects with all applicable laws, statutes, ordinances, regulations, orders, judgments and decrees of any government or political subdivision thereof, whether domestic or foreign, or any agency or instrumentality thereof, or any court or arbitrator, and has not received any notice that any violation of the foregoing is being or may be alleged, including but not limited to any environmental laws and regulations, except for the property owned by the Company in Hillsborough, Florida, which property has been properly included in the applicable State of Florida superfund program.

     3.18 NO CHANGES SINCE BALANCE SHEET DATE. To the best of the Selling Shareholders knowledge and belief, since the Balance Sheet Date, except as expressly permitted or required by this Agreement, neither the Company nor any of its subsidiaries has (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business consistent with past practice, (b) permitted any of its assets to be subjected to any Lien (other than Permitted Liens), (c) sold, transferred or otherwise disposed of any assets except in the ordinary course of business consistent with past practice, or made any acquisition of all or any part of the properties, capital stock or business of any other Person,
(d) made any capital expenditure or commitment therefor, (e) declared or paid any dividend or made any distribution on any shares of its capital stock, (f) redeemed, purchased or otherwise acquired any shares of its capital stock, (g) granted or issued any Option, with respect to any shares of its capital stock,
(h) made any bonus or profit sharing distribution or payment of any kind, (i) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to any Person, (j) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company and its subsidiaries, (k) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any director or executive employee or for any other employees, except in the ordinary course of business, consistent with past practice with the exception of certain stock options that have been granted to Board members, (l) canceled or waived any claims or rights of substantial value,
(m) made any change in any method of accounting or auditing practice, (n) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business, or (o) agreed, whether or not in writing, to do any of the foregoing. To the best knowledge of the Selling Shareholders, no fact or condition exists or is contemplated or threatened which might cause any change described in clauses (a) through (n) above in the future.

     3.19 DISCLOSURE. To the best of the Selling Shareholders knowledge and belief, none of this Agreement, the financial statements (including the footnotes thereto) referred to in Section 3.5(a) of this Agreement, any Schedule or certificate attached hereto or delivered pursuant to this Agreement or any document or statement in writing which has been supplied by or on behalf of the Selling Shareholders, or by any of the Company's directors or officers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Selling Shareholders, which would materially adversely affect the Condition of the Company or any of its subsidiaries which has not been set forth in this Agreement, the Balance Sheet and the related consolidated statements of income, and cash flows (including the footnotes thereto), any Schedule or certificate attached hereto or delivered pursuant to this Agreement or any document or statement in writing which has been supplied by or on behalf of the Selling Shareholders, or by any of the Company's directors or officers in connection with the transactions contemplated by this Agreement.

     3.20 BROKERS' OR FINDERS' FEES. No agent, broker, person or firm acting on behalf of either the Selling Shareholders, is, or will be, entitled to any commission or brokers' or finders' fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated by this Agreement, except for World Business Brokers, whose commission shall be paid for by Atlas pursuant to a separate agreement.

     3.21 SEC FILINGS. To the best of the Selling Shareholders knowledge and belief, all SEC Filings are accurate, complete and in compliance with applicable federal regulations.

     3.22 CONSENTS OF DISTRIBUTORS, SUPPLIERS AND MANUFACTURERS. Under the terms of certain dealer sales and service agreements involving the Company and/or its Subsidiaries (the "Dealer Agreements"), the Company is obligated to obtain the consent of the manufacturer or distributor (herein referred to as the "Manufacturers") to a transaction including the change of the controlling interest in the Company. In connection therewith, the Selling Shareholders warrant and represent that they shall within six (6) months from the Closing Date obtain the consent of Manufacturers under Dealer Agreements including at least seventy-five percent (75%) of the dollar volume of the Company and its Subsidiaries, or to the extent that the Selling Shareholders are unable to obtain a suitable number of consents, then the Selling Shareholders shall be obligated to substitute those Manufacturers that terminate their agreements with the Company as a result of the change in control with manufacturers distributing products of a similar nature and under terms and conditions comparable to the Dealer Agreements that were terminated.

                                   ARTICLE IV
                            REPRESENTATIONS OF ATLAS

     4. REPRESENTATIONS OF ATLAS. Atlas represents, warrants and agrees as follows:

     4.1 EXISTENCE AND GOOD STANDING OF ATLAS; POWER AND AUTHORITY. Atlas is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Atlas has the power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized and approved by all required corporate action of Atlas. This Agreement has been duly executed and delivered by Atlas and, assuming the due execution and delivery hereof, this Agreement constitutes a valid and binding obligation of Atlas, enforceable against Atlas in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting the enforcement of creditors' rights generally and to general equitable principles.

     4.2 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement by Atlas and the consummation by Atlas of the transactions contemplated hereby will not: (1) violate any provision of its articles or bylaws; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Atlas or by which any of its properties or assets may be bound;
(3) require Atlas to make or obtain any filing with or permit, consent or approval of or give any notice to, any governmental or regulatory body, agency or authority; (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Atlas is a party, or by which any of its properties or assets is bound except in the case of clauses (3) and (4) above for such violations, filings, permits, consents, approvals, notices, breaches or conflicts which could not have a material adverse effect on the ability of Atlas to consummate the transactions contemplated hereby or to perform its obligations hereunder.

     4.3 PURCHASE FOR INVESTMENT. Atlas will acquire the Shares for its own account for investment purposes only and not with a view toward any resale or distribution thereof; provided, however, that the disposition of the Shares by Atlas shall at all times remain within the sole control of Atlas.

     4.4 BROKERS' OR FINDERS' FEES. No agent, broker, person or firm acting on behalf of Atlas is, or will be, entitled to any commission or brokers' or finders' fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated by this Agreement, exclude World Business Brokers, whose commission shall be paid by Atlas.

     4.5 Atlas represents to Selling Shareholders that it has secured Directors and Officers Insurance coverage for this transaction.

     4.6 Atlas hereby agrees to produce at its expense a Shareholder Information Statement sent out to all Shareholders of record as of June 30, 1999, outlining the Company's strategy for an industry wide "roll up". The shareholders of the Company will also be given an opportunity to consider tendering their shares at no less than the identical price paid by Atlas to the Selling shareholders in this transaction within approximately 1 one year (1) after date of Closing.

                                    ARTICLE V
                               SPECIAL PROVISIONS

     5.1 VOTING TRUST. The selling shareholders are retaining 246,948 shares of common stock of the Company ("Retained Shares"). In connection therewith, at the closing, the Shareholders agree to grant to Atlas/or its designee an irrevocable proxy for the Retained Shares providing the right of Atlas to vote the shares on behalf of Selling Shareholders for a period of six (6) months after the Closing Date.

     5.2 Selling Shareholders agree that the Retained Shares shall be subject to a lock out whereby they shall not be entitled to sell the Retained Shares for a period of six (6) months after the Closing Date.

     5.3 CONSULTING SERVICES. Atlas shall cause the Company to enter into consulting agreements (the "Consulting Agreement") with Newton Kindlund and Joanne Kindlund that will provide as follows:

          (a) Newton C. Kindlund shall receive compensation payable on a monthly basis, equal to $65,000 per year, and Joanne M. Kindlund shall be entitled to receive compensation of $65,000 per year, plus a reimbursement of applicable travel expenses and other Company related expenses, together with health insurance consistent with past practices.

          (b) The term of the Consulting Agreement shall be for two years from the date of closing.

          (c) The Consulting Agreements shall provide for standard non-compete, non-disclosure and confidentiality provisions that will restrict consultants from competing in any business that is similar to that of the Company for a period of 2 years after the termination of the Consulting Agreement.

     At the closing, Atlas as the majority shareholder of the Company, shall cause the Company to enter into Consulting Agreements as set forth above and Kindlunds agree to execute such Consulting Agreements at the closing.

                                   ARTICLE VI
                        CONDITIONS TO ATLAS'S OBLIGATIONS

     6. CONDITIONS TO ATLAS'S OBLIGATIONS. Atlas's obligation to or purchase the pursuant to Sections 2.1 and 2.2 on the Closing Date is conditioned upon satisfaction, at or prior to the Closing, of the following conditions:

     6.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Selling Shareholders, contained in this Agreement or in any Schedule attached hereto shall be true and correct in all respects on and as of the Closing Date, and each of the Selling Shareholders, the Selling Shareholders and the Company shall have delivered to Atlas a certificate, dated the Closing Date, to such effect.

     6.2 PERFORMANCE OF AGREEMENTS. All of the agreements of each of the Selling Shareholders to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and each of the Selling Shareholders, the Selling Shareholders and the Company shall have delivered to Atlas a certificate, dated the Closing Date, to such effect.

     6.3 OPINIONS OF THE SELLING SHAREHOLDERS. The Selling Shareholders, have furnished Atlas with a favorable opinion of counsel, dated the Closing Date, in form and substance reasonably satisfactory to Atlas and its counsel, providing that the Selling Shareholders are the owners of the Shares free and clear of any claim, lien, restriction or encumbrance, legend or securities restrictions as to the sale of same to Atlas and that the Selling Shareholders have the full right and authority to transfer the Shares to Atlas.

     6.4 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date there shall have been no material adverse change in the Condition of the Company and the Selling Shareholders shall have delivered to Atlas a certificate, dated the Closing Date, to such effect.

     6.5 NO LITIGATION THREATENED. No material action or proceedings shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and the Selling Shareholders shall have delivered to Atlas a certificate, dated the Closing Date, to such effect.

     6.6 GOVERNMENTAL APPROVALS. All other governmental and third party consents, waivers and approvals, if any, disclosed on any Schedule attached hereto or necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

     6.7 RESIGNATION OF DIRECTORS AND OFFICERS. Each of the existing Directors and Officers of the Company shall have resigned from his or her position as a member of the Board of Directors and as an officer of the Company effective on the Closing Date, except for W. Hardee McAlhaney.

     6.8 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Atlas and its counsel, and Atlas shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                   ARTICLE VII
                     CONDITIONS TO THE SELLING SHAREHOLDERS

     7. CONDITIONS TO THE SELLING SHAREHOLDERS OBLIGATIONS. The transfer of the Shares by the Selling Shareholders pursuant to Section 2.1 on the Closing Date is conditioned upon satisfaction, at or prior to such date, of the following conditions:

     7.1 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Atlas contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, and Atlas shall have delivered to the Selling Shareholders, dated the Closing Date, to such effect.

     7.2 PERFORMANCE OF AGREEMENTS. All of the agreements of Atlas to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and Atlas shall have delivered to the Selling Shareholders a certificate, dated the Closing Date, to such effect.

     7.3 GOVERNMENTAL APPROVALS. All other governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

     7.4 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Selling Shareholders, and their counsel, and the Selling Shareholders shall have received copies of all such documents and other evidences as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  ARTICLE VIII
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8. The representation and the warranties of the Selling Shareholders, on the one hand, and Atlas, on the other hand, contained in this Agreement or in any Schedule attached hereto shall survive the closing for a period of six (6) months, except that the representations of the Selling Shareholders contained in Paragraphs 3.3 and 3.22 shall survive the closing for the applicable statute of limitations.

     8.1 INDEMNIFICATION.

          (a) The Selling Shareholders agree, jointly and severally, to indemnify and hold Atlas and its Affiliates and their respective officers, directors, employees, agents and Affiliates and their respective successors and assigns (each a "Purchaser Indemnified Party") harmless from damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys' fees and expenses) ("Loss") suffered or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by each of the Selling Shareholders, in this Agreement (whether or not contained in Article
III) or in any Schedule attached hereto to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any "materiality," "material adverse effect" or similar qualification, or, (ii) any breach or alleged breach by any of the Selling Shareholders, of any of their covenants or agreements contained herein.

         (b) Atlas agrees to indemnify, defend and hold the Selling Shareholders, (each a "Stockholder Indemnitee") harmless from Losses, suffered or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by Atlas in this Agreement (whether or not contained in Article IV) to be true and correct in all respects as of the date of this Agreement and as of the Closing Date and (ii) any breach or alleged breach by Atlas of any of the covenants or agreement contained herein.

         (c) The obligations to indemnify and hold harmless pursuant to this
Section 8.1 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) months period, subject to claims for indemnification filed prior to the end of the six (6) months period being finally resolved after the resolve of this period. However, no claim for indemnification shall be made for any specific item unless the claim exceeds the sum of $25,000 (a "Qualified Claim"), except that once the aggregate amount of Qualified Claims exceeds the sum of $250,000.

     8.2 THIRD PARTY CLAIMS. If a claim by a third party is made against any Person entitled to indemnification pursuant to Section 8.1 hereof (an "Indemnified Party"), and if such party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the party obligated to indemnify such Indemnified Party (the "Indemnifying Party") of such claims; PROVIDED, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty days (30) after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof; PROVIDED that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (ii) the Indemnifying Party shall promptly assume and hold such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

                                   ARTICLE IX
                           TERMINATION AND ABANDONMENT

     9.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

         (a) by mutual consent of the Selling Shareholders, on the one hand, and of Atlas, on the other hand;

         (b) by Atlas, if the Closing shall not have occurred by June 30, 1999 at 9:30 am; PROVIDED, that the right to terminate this Agreement under this
Section 9.1(b) shall not be available to Atlas if their failure to fulfill any of their obligation under this Agreement shall be the cause of the failure of the Closing to occur on or before such date;

         (c) by either the Selling Shareholders, on the one hand, or Atlas, on the other hand, if there has been a material breach of any covenant or a material breach of any representation or warranty of Atlas, the Selling Shareholders, Atlas, respectively; or

         (d) if full funding of the transaction does not occur before June 30, 1999 at 2:00 pm.

     9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.1 by Atlas, on the one hand, or by the Selling Shareholders, on the other hand, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and there shall be no liability hereunder on the part of any Party hereto. Nothing in this Section
9.2 shall relieve any party of liability for any willful breach of this Agreement.

                                    ARTICLE X
                                   ARBITRATION

     10.1 NATURE OF THE DISPUTE. Any dispute arising out of or relating to this Agreement, including without limitation, the interpretation of any provision of this Agreement or the breach, termination or invalidity of this Agreement (a "Dispute") shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any Dispute may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such Dispute would otherwise be considered justifiable or ripe for resolution by a court.

     10.2 RULES OF ARBITRATION. The Arbitration shall be conducted in accordance with the Rules of Arbitration of the American Arbitration Association ("AAA") as in effect on the date of this Agreement (the "AAA Rules"), except to the extent that the AAA Rules conflict with the provisions of this Section 10.2, in which event the provisions of this Section 10.2 shall control.

     10.3 ARBITRATION PROCEDURE. The arbitral tribunal shall consist of three
(3) arbitrators. The parties agree that the choice of arbitrators shall be as follows: (i) if there are only two sides to a

Dispute, one arbitrator shall be appointed by each side and the third shall be selected by the two party-appointed arbitrators or, failing agreement, by the AAA, in accordance with the AAA Rules, or (ii) if there are more than two sides to a Dispute, then the three arbitrators shall be appointed by the parties to the Dispute in accordance with the AAA Rules established for the appointment of a sole arbitrator. If the parties are not able to agree on all three arbitrators then the AAA shall appoint the remaining one, two or three arbitrators.

     10.4 LOCATION; LANGUAGE. The arbitration shall be conducted in Orlando, Florida, or such other place in the United States of America as mutually agreed by the parties to the arbitration proceeding.

     10.5 BINDING DECISION AND AWARD. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral, and that the arbitrator(s) may award attorneys' fees and costs to the prevailing party.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 EXPENSES. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

     11.2 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Florida applicable to agreements executed and to be performed solely within such State.

     11.3 PUBLICITY. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of Atlas on the one hand and of the Selling Shareholders on the other hand, to the contents and the manner of presentation and publication thereof.

     11.4 NOTICES. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows:

                           If to the Selling Shareholders:

                                    Newton C. Kindlund
                                    Holiday RV Superstores, Inc
                                    7851 Greenbriar Parkway
                                    Orlando, Florida  32819
                                    Telephone No.  (407) 363-9211
                                    Telecopier No.  (407) 373-2065

                           with copies to:

                                    Larry Katz
                                    341 N. Maitland Street, #120
                                    Maitland, Florida  32751
                                    Telephone No.  (407) 539-1811
                                    Telecopier No.  (407) 539-1466

                           If to Atlas to:

                                    Michael S. Riley
                                    c/o Atlas Recreation Holdings, Inc.
                                    701 Brickell Avenue, Suite 3120
                                    Miami, Florida  33131
                                    Telephone No.  (305) 539-0900
                                    Telecopier No.  (305) 539-0901

                           With a copy to:

                                    Fieldstone Lester Shear & Denberg
                                    First Union Financial Center
                                    200 South Biscayne Boulevard, Suite 2100
                                    Miami, Florida  33131
                                    Telephone No.  (305) 982-1555
                                    Telecopier No.  (305) 982-1550
                                    Attention:  Ronald R. Fieldstone



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


                           Wiring Funds:

                                    Burch Helm
                                    Prudential Securities
                                    One Orlando Center
                                    800 North Magnolia Avenue, Suite 1401
                                    Orlando, Florida  32803
                                    Telephone No.  (407) 649-6020
                                    Telecopier No.  (407) 872-8484

     11.5 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     11.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

     11.7 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     11.8 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by each party hereto.

     11.9 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     11.10 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

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

         IN WITNESS WHEREOF, each of Atlas, the Selling Shareholders and the Company has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, and each of the Selling Shareholders have signed this Agreement, all as of the day and year first above written.

                                       ATLAS RECREATION HOLDINGS, INC.

                                       By: /s/ MICHAEL S. RILEY
                                          -------------------------------------
                                              Michael S. Riley

                                       SELLING SHAREHOLDERS:

                                       By: /s/ NEWTON C. KINDLUND
                                          -------------------------------------
                                              NEWTON C. KINDLUND

                                       By:  /s/ JOANNE M. KINDLUND
                                          --------------------------------------
                                              JOANNE M. KINDLUND,



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